EXHIBIT NO. 11

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Six Months Ended June 30, 2004		Three Months Ended June 30, 2004
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	5,334	$1.07	5,579	$0.54

Diluted
Average Shares Outstanding	5,334		5,579
Common Stock Equivalents	162		123

	5,496	$1.04	5,702	$0.53

	Six Months Ended June 30, 2003		Three Months Ended June 30, 2003
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	3,699	$0.93	3,983	$0.47

Diluted
Average Shares Outstanding	3,699		3,983
Common Stock Equivalents	132		134

	3,831	$0.90	4,117	$0.46